Exhibit 99.1

FOR IMMEDIATE RELEASE
Thursday, February 5, 2009
7:30 a.m. CST
TELEVISION COMPANY, BELO CORP. (BLC), REPORTS RESULTS FOR
FOURTH QUARTER AND FULL YEAR 2008
     DALLAS — Belo Corp. (NYSE: BLC), one of the nation’s largest pure-play, publicly-traded television companies, announced fourth quarter and full year 2008 pro forma earnings per share from continuing operations of $0.28 and $0.78, respectively, compared to $0.32 and $0.88, respectively, for the fourth quarter and full year 2007. Pro forma earnings per share from continuing operations exclude non-cash impairment charges to goodwill and other intangible assets, spin-off related charges and a gain on the purchase and retirement of Company bonds in 2008.
     Including the non-cash impairment charges to goodwill and other intangible assets, spin-off related charges and the gain on the purchase and retirement of Company bonds in 2008, the GAAP net loss per share from continuing operations for the fourth quarter and full year 2008 was ($3.50) and ($3.21), respectively, compared to net earnings per share from continuing operations of $0.06 and $0.59, respectively, for the fourth quarter and full year 2007.
2008 in Review
     Commenting on the Company’s operating performance in 2008, Dunia A. Shive, Belo Corp.’s president and Chief Executive Officer, said, “Total revenue declined 5.6 percent as strong political revenues and double-digit increases in retransmission and Internet revenues were not enough to offset the overall soft advertising conditions Belo experienced during the year. The Company responded with a number of expense reduction initiatives in 2008 including the freezing of open positions Company-wide, staff reductions in certain markets and other cost-saving measures. These expense initiatives led to a 4.1 percent reduction in combined station and corporate operating costs in 2008. Excluding spin-off related charges and a gain on the purchase and retirement of Company bonds, the Company generated $255 million in pro forma consolidated EBITDA in 2008 with a pro forma consolidated EBITDA margin of 35 percent, only slightly below the 2007 pro forma consolidated EBITDA margin of 36 percent. The station EBITDA margin for the fourth quarter of 2008 was 41.2 percent, and 38.7 percent for full year
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Belo Announces Fourth Quarter and Full Year Results
February 5, 2009
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2008. In addition, the Company reduced its debt $45 million in the fourth quarter of 2008 and $75 million for the year.”
     Fourth quarter and full year results for 2008 and 2007 include non-cash impairment charges of $465 million and $22 million, respectively. These charges were determined through Belo’s annual impairment testing of goodwill and other intangible assets using the methodology prescribed by Statement of Financial Accounting Standards No. 142. “It is important to point out, however, that these impairments are non-cash charges to earnings and will not affect Belo’s liquidity, cash flows from operating activities or debt covenants, or have an impact on the Company’s future operations,” Shive said.
     For 2008, $351 million of the impairment charge related to goodwill and $114 million related to FCC licenses. In 2007, all of the impairment charge related to goodwill. The $465 million impairment charge in 2008 represents a 23 percent reduction in the Company’s total intangible assets.
     Spin-off related charges, which include transaction and financing costs and a one-time tax charge associated with the spin-off of the Company’s newspaper businesses and related assets on February 8, 2008, totaled $0.22 per share and $0.08 per share, respectively, for the full year 2008 and 2007. The fourth quarters of 2008 and 2007 include spin-off related charges totaling $0.01 and $0.05 per share, respectively.
     In the fourth quarter of 2008, the Company purchased at a discount and retired $43.6 million of bonds maturing in 2013 and 2027 at a cost of $27.2 million. As a result, fourth quarter and full year 2008 results include a gain, net of taxes, of $10 million, or $0.10 per share, associated with these bond transactions.
Operating Results
     Total revenues decreased 8.8 percent in the fourth quarter of 2008 versus the fourth quarter of 2007 as declines in Belo’s core local and national spot business were greater than incremental gains from political revenues. Fourth quarter total spot revenue, including political, was down 11 percent with 26 percent decreases in both local and national spot. Total revenues
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Belo Announces Fourth Quarter and Full Year Results
February 5, 2009
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decreased 5.6 percent for the full year 2008. Full year 2008 spot revenue, including political, was down 7.9 percent with 13 percent and 17 percent decreases in local and national spot, respectively.
     The spot revenue declines in the fourth quarter and full year 2008 were primarily due to a weak advertising environment, particularly in the automotive category which was down 37 percent and 21 percent, respectively. Fourth quarter and full year 2008 included political revenues of $35.9 million and $56.2 million, respectively.
     Advertising revenue associated with Belo’s Web sites increased 5.1 percent in the fourth quarter and 14 percent for the full year 2008. Internet revenues surpassed $30 million for the year and represent over 4 percent of the Company’s total revenue. Retransmission revenues increased 30 percent in the fourth quarter and 41 percent for full year 2008. Retransmission revenues for 2008 totaled $33.1 million and represent 4.5 percent of Belo’s total revenue.
     Station expenses decreased 4.2 percent and 2.7 percent, respectively, for fourth quarter and full year 2008.
Corporate
     Corporate operating costs were $10.6 million in the fourth quarter of 2008, as compared to $11.5 million in the fourth quarter of 2007, a decrease of 7.8 percent. For full year 2008, corporate operating costs totaled $32.2 million versus $40.5 million in 2007, a decrease of 20 percent. The decreases for both fourth quarter and full year were due to lower share-based compensation, lower bonus expense and other cost-saving measures.
     Combined station and corporate operating costs declined 4.5 percent and 4.1 percent for the fourth quarter and full year 2008, respectively.
     Excluding impairment charges and spin-off related costs, the Company’s earnings from operations decreased 17 percent and 9 percent, respectively, for the fourth quarter and full year 2008.
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Belo Announces Fourth Quarter and Full Year Results
February 5, 2009
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Other Items
     Belo’s depreciation and amortization expense totaled $10.7 million in the fourth quarter of 2008, 2.8 percent lower than the fourth quarter of 2007. Full year 2008 depreciation and amortization expense totaled $42.9 million, a decrease of 5.2 percent when compared to 2007.
     The Company’s interest expense totaled $17.7 million in fourth quarter 2008, a decrease of 21 percent from fourth quarter 2007. Full year 2008 interest expense totaled $83.1 million, a 12 percent decrease from full year 2007.
     Other income, net, increased $18.6 million in the fourth quarter and $13.6 million for the full year 2008 due primarily to a $16.4 million gain on the retirement of $43.6 million of bonds due in 2013 and 2027 that were purchased at a cost of $27.2 million. The bond transactions were funded through the Company’s revolving credit facility.
     Income tax expense decreased $61.5 million in the fourth quarter of 2008 compared to the fourth quarter of 2007 due primarily to a $68.4 million tax benefit associated with the impairment charge. Full year 2008 tax expense decreased $44.6 million due primarily to the $68.4 million tax benefit associated with the impairment charge, partially offset by a one-time $18.8 million tax charge related to the transfer of certain intangible assets in connection with the spin-off and the incremental tax related to the gain on the Company’s purchase of its bonds at a discount.
     Total debt at December 31, 2008 was $1.093 billion. The Company’s leverage ratio, as defined in the Company’s credit facility, was 4.4 times at December 31, 2008. The Company did not repurchase shares of common stock in the last nine months of the year, but did repurchase 191,000 shares in the first quarter of 2008 for a total of $2.2 million. Belo invested $5.8 million in capital expenditures in the fourth quarter and $25.4 million for the full year.
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Belo Announces Fourth Quarter and Full Year Results
February 5, 2009
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Discontinued Operations
     On February 8, 2008, Belo completed the spin-off of its newspaper businesses and related assets into a separate publicly-traded company, A. H. Belo Corporation (NYSE: AHC). The results of operations of the Newspaper Group and related corporate expenses are classified as discontinued operations for all periods prior to the spin-off.
Non-GAAP Financial Measures
     A reconciliation of pro forma consolidated EBITDA and pro forma earnings from operations to earnings from operations, and a reconciliation of net earnings from continuing operations to pro forma net earnings from continuing operations are set forth in an exhibit to this release.
2009 Outlook
     In looking to 2009, Shive said, “Given the continued weak economic environment, it is extremely difficult to project where advertising revenues will finish for the first quarter. Currently, first quarter local and national spot pacing trends are similar to our experience in the fourth quarter of 2008.
     “For full year 2009, we expect retransmission and Internet revenues to continue to grow double digits. Combined station and corporate operating expenses are projected to be lower in 2009. Capital expenditures for 2009 are projected to not exceed $12 million, which is down from $25.4 million in 2008. We expect the Company’s tax rate to be approximately 39 percent in 2009.
     “The Company will continue to stay focused on debt paydown and will continue to seek to reduce its long-term debt through opportunistic purchases and retirements of bonds. Like many companies, the weak revenue environment is expected to result in an increase in our leverage ratio. While we’re in compliance with all terms of our current bank facility which expires in June 2011, we are seeking an amendment to the facility to adjust the leverage covenant amid the current economic slowdown. We expect to have an amended facility in place
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Belo Announces Fourth Quarter and Full Year Results
February 5, 2009
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by the end of the first quarter.”
     A conference call to discuss this release and other matters of interest to shareholders and analysts will follow at 1:00 p.m. CST this afternoon. The conference call will be simultaneously Webcast on Belo Corp.’s Web site (www.belo.com/invest). Following the conclusion of the Webcast, a replay of the conference call will be archived on Belo’s Web site. To access the listen-only conference lines, dial 1-800-288-8960. A replay line will be open from 3:00 p.m. CST on February 5 until 11:59 p.m. CST February 12. To access the replay, dial 800-475-6701 or 320-365-3844. The access code for the replay is 980652.
About Belo Corp.
     Belo Corp. (BLC) is one of the nation’s largest pure-play, publicly-traded television companies, with 2008 annual revenue of $733 million. The Company owns and operates 20 television stations (nine in the top 25 markets) and their associated Web sites. Belo stations, which include affiliations with ABC, CBS, NBC, FOX, CW and MyNetwork TV, reach more than 14 percent of U.S. television households in 15 highly-attractive markets. Nearly all Belo stations rank first or second in their local market. Additional information is available at www.belo.com or by contacting Paul Fry, vice president/Investor Relations & Corporate Communications, at 214-977-6835.
     Statements in this communication concerning Belo’s business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, future financings, and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.
     Such risks, uncertainties and factors include, but are not limited to, uncertainties regarding the costs, consequences (including tax consequences) and other effects of the distribution of the newspaper businesses and related assets of Belo; changes in capital market conditions and prospects, and other factors such as changes in advertising demand, interest rates and programming and production costs; changes in viewership patterns and demography, and actions by Nielsen; changes in the network-affiliate business model for broadcast television; technological changes, including the transition to digital television and the development of new systems to distribute television and other audio-visual content; changes in the ability to secure, and in the terms of, carriage of Belo programming on cable, satellite, telecommunications and other program distribution methods; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; Federal Communications Commission and other regulatory, tax and legal changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions and co-owned ventures; general economic conditions; and significant armed conflict, as well as other risks detailed in Belo’s other public disclosures and filings with the SEC including Belo’s Annual Report on Form 10-K.

Belo Corp.
Consolidated Statements of Operations

	Three months ended		Twelve months ended
	December 31,		December 31,
In thousands, except per share amounts	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)
Net Operating Revenues	$198,851	$217,976	$733,470	$776,956

Operating Costs and Expenses
Station salaries, wages and employee benefits	55,405	61,593	231,256	240,362
Station programming and other operating costs	61,582	60,527	218,241	221,396
Corporate operating costs	10,573	11,464	32,235	40,466
Spin-off related costs	—	6,462	4,659	9,267
Depreciation	10,660	10,966	42,893	44,804
Amortization	—	—	—	442
Impairment charge	464,760	22,137	464,760	22,137

Total operating costs and expenses	602,980	173,149	994,044	578,874

Earnings (loss) from operations	(404,129)	44,827	(260,574)	198,082

Other income and expense
Interest expense	(17,666)	(22,487)	(83,093)	(94,494)
Other income (expense), net	18,230	(328)	19,846	6,266

Total other income and expense	564	(22,815)	(63,247)	(88,228)

Earnings (loss) from continuing operations before income taxes	(403,565)	22,012	(323,821)	109,854
Income taxes	(45,276)	16,209	4,532	49,157

Net earnings (loss) from continuing operations	(358,289)	5,803	(328,353)	60,697

Discontinued operations, net of tax	(497)	(339,247)	(4,996)	(323,510)

Net loss	$(358,786)	$(333,444)	$(333,349)	$(262,813)

Net earnings (loss) per share — Basic
Earnings (loss) per share from continuing operations	$(3.50)	$0.06	$(3.21)	$0.59
Loss per share from discontinued operations	(0.01)	(3.32)	(0.05)	(3.16)

Net loss per share — Basic	$(3.51)	$(3.26)	$(3.26)	$(2.57)

Net earnings (loss) per share — Diluted
Earnings (loss) per share from continuing operations	$(3.50)	$0.06	$(3.21)	$0.59
Loss per share from discontinued operations	(0.01)	(3.28)	(0.05)	(3.14)

Net earnings (loss) per share — Diluted	$(3.51)	$(3.23)	$(3.26)	$(2.55)

Average shares outstanding
Basic	102,204	102,262	102,219	102,245
Diluted(1)	102,204	103,367	102,219	103,128

Cash dividends declared per share	$0.075	$0.125	$0.30	$0.50

Note 1:	Potential dilutive common shares were antidilutive as a result of the Company’s net loss from continuing operations for the three months and twelve months ended December 31, 2008. As a result, basic and diluted average shares outstanding were the same for these periods.

Belo Corp.
Consolidated Condensed Balance Sheets

	December 31,
In thousands	2008	2007
	(unaudited)
Assets
Current assets
Cash and temporary cash investments	$5,770	$11,190
Accounts receivable, net	138,638	181,700
Other current assets	22,276	24,789
Current assets of discontinued operations	—	126,710

Total current assets	166,684	344,389

Property, plant and equipment, net	209,988	226,040
Intangible assets, net	1,581,032	2,045,793
Other assets	81,092	51,650
Long-term assets of discontinued operations	—	511,188

Total assets	$2,038,796	$3,179,060

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$19,385	$31,153
Accrued expenses	51,399	65,575
Other current liabilities	39,027	46,667
Current liabilities of discontinued operations	—	106,055

Total current liabilities	109,811	249,450

Long-term debt	1,092,765	1,168,140
Deferred income taxes	311,053	425,652
Other liabilities	225,248	37,183
Long-term liabilities of discontinued operations	—	46,927
Total shareholders’ equity	299,919	1,251,708

Total liabilities and shareholders’ equity	$2,038,796	$3,179,060

Belo Corp.
Non-GAAP to GAAP Reconciliations
Pro Forma Consolidated EBITDA and
Earnings from Operations
In thousands (unaudited)

	Twelve months ended December 31, 2008					Twelve months ended December 31, 2007
		Gain from		Non-cash			Gain from		Non-cash
		extinguishment	Spin-related	Impairment			extinguishment	Spin-related	Impairment
	As Reported	of bonds	costs	charge	Pro Forma	As Reported	of bonds	costs	charge	Pro Forma
Consolidated EBITDA(1)	$266,925	$(16,407)	$4,659	$	$255,177	$271,731	$—	$9,267	$	$280,998

Impairment charge	(464,760)			464,760	—	(22,137)			22,137	—
Depreciation and amortization	(42,893)				(42,893)	(45,246)				(45,246)
Other income (expense), net	(19,846)	16,407			(3,439)	(6,266)	—			(6,266)

Earnings (loss) from operations	$(260,574)	$—	$4,659	$464,760	$208,845	$198,082	$—	$9,267	$22,137	$229,486

	Three months ended December 31, 2008					Three months ended December 31, 2007
		Gain from		Non-cash			Gain from		Non-cash
		extinguishment	Spin-related	Impairment			extinguishment	Spin-related	Impairment
	As Reported	of bonds	costs	charge	Pro Forma	As Reported	of bonds	costs	charge	Pro Forma
Consolidated EBITDA(1)	$89,521	$(16,407)	$—	$	$73,114	$77,602	$—	$6,462	$	$84,064

Impairment charge	(464,760)			464,760	—	(22,137)			22,137	—
Depreciation and amortization	(10,660)				(10,660)	(10,966)				(10,966)
Other income (expense), net	(18,230)	16,407			(1,823)	328	—			328

Earnings (loss) from operations	$(404,129)	$—	$—	$464,760	$60,631	$44,827	$—	$6,462	$22,137	$73,426

Note 1:	The Company defines Consolidated EBITDA as net earnings before interest expense, income taxes, depreciation, amortization and impairment. Consolidated EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States. Management uses Consolidated EBITDA in internal analyses as a supplemental measure of the financial performance of the Company to assist it with determining performance comparisons against its peer group of companies, as well as capital spending and other investing decisions. Consolidated EBITDA is also a common alternative measure of performance used by investors, financial analysts, and rating agencies to evaluate financial performance. Consolidated EBITDA should not be considered in isolation or as a substitute for net earnings, operating income, cash flows provided by operating activities or other income or cash flow data prepared in accordance with U.S. GAAP, and this non-GAAP measure may not be comparable to similarly titled measures of other companies.

Belo Corp.
Non-GAAP to GAAP Reconciliations
(continued)
Pro Forma Net Earnings From Continuing Operations
In thousands (unaudited)

	Twelve months ended December 31, 2008			Twelve months ended December 31, 2007
	Earnings	EPS	Shares(1)	Earnings	EPS	Shares
Net earnings (loss) from continuing operations	$(328,353)	$(3.21)	102,219	$60,697	$0.59	103,128
Spin-off related operating and financing costs, net of tax	3,861	$0.04	103,835	8,011	$0.08	103,128
Impairment charge, net of tax	396,362	$3.88	102,219	22,137	$0.21	103,128
Gain from extinguishment of debt, net of tax	(10,012)	$(0.10)	103,835	—	$—	103,128
Spin-off related tax charge	18,756	$0.18	103,835	—	$—	103,128

Pro forma net earnings from continuing operations	$80,614	$0.78	103,835	$90,845	$0.88	103,128

	Three months ended December 31, 2008			Three months ended December 31, 2007
	Earnings	EPS	Shares(1)	Earnings	EPS	Shares
Net earnings (loss) from continuing operations	$(358,289)	$(3.50)	102,204	$5,803	$0.06	103,367
Spin-off related operating and financing costs, net of tax	—	$—	103,484	5,586	$0.05	103,367
Impairment charge, net of tax	396,362	$3.88	102,204	22,137	$0.21	103,367
Gain from extinguishment of debt, net of tax	(10,012)	$(0.10)	103,484	—	$—	103,367
Spin-off related tax charge	521	$0.01	103,484	—	$—	103,367

Pro forma net earnings from continuing operations	$28,582	$0.28	103,484	$33,526	$0.32	103,367

Note 1:	Potential dilutive common shares were antidilutive as a result of the Company’s net loss from continuing operations for the three months and twelve months ended December 31, 2008. As a result, basic weighted average shares were used in the calculations of net loss from continuing operations per share and the per share effect of the goodwill impairment for these periods. In the absence of the net loss from continuing operations, potential dilutive common shares were added to the weighted average common shares outstanding in the calculation of net earnings per share excluding goodwill impairment.